Exhibit 99.1

News Announcement

CONTACT:

William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Penn National Gaming First Quarter Results Exceed Guidance, with Record Income from Operations of $172.1 Million, Adjusted EBITDA of $242.6 Million and Adjusted EBITDA after Master Lease Payments of $126.7 Million

- First Quarter saw Continued Improvements to Industry Leading Adjusted EBITDA Margins, with all Three Operating Segments Generating Year over Year Growth -

- Increases 2018 Full Year Guidance -

WYOMISSING, PA (April 26, 2018) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) today announced financial results for the three months ended March 31, 2018, initiated 2018 second quarter guidance and increased its full year guidance.

Timothy J. Wilmott, Chief Executive Officer, commented: “We are pleased to report that Penn National delivered a strong first quarter that exceeded our guidance.  We are achieving significant benefits from our ongoing margin enhancement initiatives, which helped all three operating segments generate year over year adjusted EBITDA growth.  In addition, more than half of our properties achieved year-over-year EBITDA growth and 65% of our gaming operations delivered adjusted EBITDA margin increases despite having to navigate difficult weather impacts during the quarter.

2018 First Quarter Financial Highlights:

•                  Net revenues of $816.1 million; a 5.1% increase

•                  Income from operations of $172.1 million, up 22.7%;

•                  Adjusted EBITDA of $242.6 million, up 6.6%;

•                  Adjusted EBITDA after master lease payments of $126.7 million, up 10.2%;

•                  Adjusted EBITDA margins increased by 42 basis points to 29.72%, with 15 of our 23 gaming operations delivering improved margins; and

•                  Traditional net debt ratio declined to 2.25x from 2.49x and gross and net leverage inclusive of master lease obligations declined to 5.45x and 5.20x, respectively, from 5.78x and 5.46x at December 31, 2017.

Margin Enhancement Plan

Mr. Wilmott continued, “We continue to make great strides with the margin enhancement plan we announced last October, and we are only in the early stages of implementation. We are confident we will continue to expand margins throughout the year based on ongoing refinements we are making in procurement, marketing, and labor.  As a result, our increased 2018 guidance reflects adjusted EBITDA margins that are above our previously disclosed margin improvement targets for the year.”

Pinnacle Acquisition Update

“On March 29, shareholders of both Penn National and Pinnacle Entertainment, Inc. (PNK: Nasdaq) (“Pinnacle”) overwhelmingly approved our proposed merger, with over 99% of all votes cast in favor of the transaction.  Additionally, we have secured regulatory approvals, subject to customary conditions, from Pennsylvania (both the Gaming Control Board and the Racing Commission), West Virginia and Illinois.  This week and over the coming months we’ll be appearing before additional regulatory bodies to seek their approvals.  Based on our progress to date, we remain confident of closing the transaction in the second half of this year.  In the meantime, having visited all of the Pinnacle properties, as well as their Las Vegas Service Center on multiple occasions, we remain very impressed by their talented property and corporate teams and continue to make meaningful progress with our integration planning.  As we’ve learned more about Pinnacle’s operations and processes, we are confident our $100 million of cost synergy objectives are well within reach,” said Wilmott.

As previously reported, following the closing of the proposed transaction, Penn National will enjoy significantly greater operational scale and geographic diversity from a combined 41 properties in 20 jurisdictions, including 15 of the top 30 Metropolitan Statistical Areas in America.

As a result of Penn National’s ability to fund the purchase consideration with a combination of equity, debt and asset sale proceeds, the transaction will result in only a modest near-term increase in the Company’s traditional net leverage ratio.  The combined entity will generate significant free cash flow, which the Company initially intends to allocate to de-leveraging and other initiatives that it believes will enhance long-term shareholder value.

Recent Development Activity

“During the quarter, Penn National was the winning bidder for two of Pennsylvania’s new Category 4 ‘satellite casino’ licenses, which were created through the gaming expansion law approved last October.  The licenses allow us to operate up to 750 slot machines and initially up to 30 table games at each facility in the areas of York County and Berks/Lancaster County.  We sought to strategically locate our satellite casinos in these areas, as a means of protecting the existing market for Hollywood Casino at Penn National Race Course while also penetrating new, more populous areas.  While we have not yet determined a specific site in either location, we will be exploring several viable options in the near term.  We are confident these facilities will yield attractive returns on our investments.

“With the operating momentum across our business and significant and growing free cash flow, Penn National continues to have the financial flexibility to select from a range of alternatives to further enhance shareholder value including leverage reduction, additional share repurchases, and pursuing additional opportunistic, accretive tuck-in acquisitions,” concluded Wilmott.

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2018 Actual	2018 Guidance (3)	2017 Actual
Net Revenues	$816.1	$817.3	$776.2
Net income	$45.4	$38.6	$5.1
Adjusted EBITDA (1) (2)	$242.6	$233.6	$227.4
Less: Master Lease payments	115.9	115.7	112.4
Adjusted EBITDA after Master Lease payments (1) (2)	$126.7	$117.9	$115.0

Diluted earnings per common share	$0.48	$0.41	$0.06

(1)         During the first quarter of 2018, the Company changed its definition of Adjusted EBITDA to exclude preopening costs, significant transaction costs and the variance between our budgeted and actual costs incurred on cash-settled stock based awards.  See Note 2 below for the components of the definition.  We believe these changes will enhance comparability with our competitors’ definition of Adjusted EBITDA.  Prior period results were reclassified to conform to the current period presentation.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, preopening and significant transaction costs and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction was accounted for as a financing obligation.  See below for reconciliation of the difference between guidance and actual for the current quarterly period, as well as the reconciliation of GAAP to Non-GAAP measures for additional information.

(3)         The guidance figures in the table above present the guidance Penn National provided on February 8, 2018 for the three months ended March 31, 2018.

Review of First Quarter 2018 Results vs. Guidance

	Three Months
	Ended
	March 31, 2018
	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$52,313	$38,559

Adjusted EBITDA variances:
Favorable operating segment variance	6,443	4,789
Favorable flooding impact on Hollywood Lawrenceburg	855	660
Other variance, mainly due to Corporate overhead	1,568	1,210
Total adjusted EBITDA variances	8,866	6,659

Cash-settled stock-based awards variance	7,462	5,760
Pinnacle transaction costs	(6,093)	(4,703)
Impairment and debt extinguishment costs	(1,500)	(1,158)
Other variance	78	58
Tax variance	—	262
Income, as reported	$61,126	$45,437

(1)         The guidance figure in the table above presents the guidance Penn National provided on February 8, 2018 for the three months ended March 31, 2018.

Financial Guidance for the Second Quarter and Full Year 2018

Reflecting the current operating and competitive environment, the table below sets forth full year and second quarter 2018 guidance targets for financial results based on the following assumptions:

•                  Excludes any impact related to the Pinnacle transaction;

•                  A half year contribution from the Company’s management contract for Casino Rama;

•                  Does not anticipate any adjusted EBITDA contribution from the Company’s agreements with Jamul Indian Village;

•                  Corporate overhead expenses of $80.6 million, with $20.2 million to be incurred in the second quarter;

•                  Depreciation and amortization charges of $235.8 million, with $59.7 million in the second quarter;

•                  Rent payments to GLPI of $461.8 million, with $116.0 million in the second quarter which continues to be fully tax deductible;

•                  Maintenance capital expenditures of $103.8 million, with $40.5 million in the second quarter;

•                  Cash interest on traditional debt of $59.9 million, with $8.2 million in the second quarter;

•                  Interest expense of $471.6 million, with $116.6 million in the second quarter, inclusive of interest expense related to the Master Lease financing obligation with GLPI;

•                  Interest expense includes the impact of the five-year variable rent reset related to the Master Lease effective November 1, 2018, which reduces 2018 annual rent by $1.9 million;

•                  Interest expense also includes $0.9 million related to the maximum escalation that is projected to be incurred at the conclusion of year five of the Master Lease on October 31, 2018;

•                  Cash taxes of $26.2 million, with $12.0 million in the second quarter;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $5.2 million, with $1.3 million to be incurred in the second quarter;

•                  Estimated non-cash stock compensation expenses of $11.4 million, with $2.8 million to be incurred in the second quarter;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 93.6 million shares for the full year; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending June 30,		Full Year Ending December 31,
	2018 Guidance	2017 Actual (1)	2018 Revised Guidance	2018 Prior Guidance (2)	2017 Actual (1)
	(in millions, except per share data)
Net revenues	$839.9	$796.5	$3,235.7	$3,226.3	$3,148.0

Net income	$45.4	$17.1	$151.2	$143.0	$473.5
Income tax provision	16.6	6.2	54.3	51.0	(498.5)
Other	—	0.2	0.8	—	26.2
Income from unconsolidated affiliates	(5.4)	(5.0)	(21.5)	(21.1)	(18.7)
Interest income	(0.3)	(0.3)	(1.0)	(1.0)	(3.6)
Interest expense	116.6	116.8	471.6	467.4	466.8
Income from operations	$172.9	$135.0	$655.4	$639.3	$445.7
Loss (gain) on disposal of assets	0.1	—	0.3	0.3	0.2
Impairment losses	—	5.6	0.6	—	107.8
Insurance recoveries	—	—	—	—	(0.3)
Charge for stock compensation	2.8	1.8	11.4	11.4	7.7
Contingent purchase price	0.5	1.4	2.4	1.7	(6.8)
Cash-settled stock award variance	—	6.1	(7.5)	—	23.5
Pre-opening and signifcant transaction costs	—	2.2	6.1	—	9.7
Depreciation and amortization	59.7	69.0	235.8	236.8	267.0
Income from unconsolidated affiliates	5.4	5.0	21.5	21.1	18.7
Non-operating items for Kansas JV	1.3	1.3	5.2	5.4	5.9
Adjusted EBITDA	$242.7	$227.4	$931.2	$916.0	$879.1
Master Lease payments	(116.0)	(113.9)	(461.8)	(461.3)	(455.4)
Adjusted EBITDA, after Master Lease payments	$126.7	$113.5	$469.4	$454.7	$423.7

Diluted earnings per common share	$0.49	$0.18	$1.62	$1.53	$5.07

(1)         The guidance table above includes prior period actual performance for the comparative period.

(2)         The guidance figures in the table above present the guidance Penn National provided on February 8, 2018 for the three months ended March 31, 2018.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
	2018	2017	2018	2017	2018	2017
Northeast (1)	$414,167	$393,465	$115,691	$102,633	$132,007	$126,574
South/West (2)	161,296	139,820	35,886	27,118	45,049	36,341
Midwest (3)	230,086	228,338	65,517	61,529	81,155	78,106
Other (4)	10,536	14,601	(44,960)	(50,993)	(15,665)	(13,576)
Total	$816,085	$776,224	$172,134	$140,287	$242,546	$227,445

(1)         The Northeast reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino.  It also includes the Company’s Casino Rama management service contract.  During the three months ended March 31, 2018, net revenues were $21.8 million higher due to reimbursable costs associated with our management service contract for Casino Rama following the implementation of the new revenue accounting standard effective January 1, 2018.

(2)         The South/West reportable segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort, Tropicana Las Vegas, and 1st Jackpot Casino Tunica (f/k/a Bally’s Casino Tunica) and Resorts Casino Tunica, which were acquired on May 1, 2017, as well as our management contract with Hollywood Casino Jamul-San Diego, which opened on October 10, 2016.

(3)         The Midwest reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, Hollywood Casino St. Louis, Prairie State Gaming, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.

(4)         The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, including Rocket Speed, Inc.

The Other category also includes the Company’s corporate overhead costs, which were $18.8 million and $18.3 million for the three ended March 31, 2018 and 2017, respectively.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Net income	$45,437	$(338,060)	$789,340	$17,079	$5,104
Income tax provision (benefit)	15,689	252,134	(759,064)	6,225	2,198
Other (1)	878	628	236	173	25,183
Income from unconsolidated affiliates	(5,361)	(4,321)	(4,781)	(5,021)	(4,548)
Interest income	(249)	(367)	(304)	(235)	(2,646)
Interest expense	115,740	116,761	118,236	116,768	114,996
Income from operations	$172,134	$26,775	$143,663	$134,989	$140,287
Loss (gain) on disposal of assets	55	70	96	52	(45)
Charge for stock compensation	2,929	1,953	1,853	1,801	2,173
Contingent purchase price	1,134	9,953	(20,716)	1,362	2,560
Cash-settled stock award variance	(7,462)	10,632	1,583	6,092	5,164
Pre-opening and significant transaction costs	6,093	5,138	1,848	2,174	571
Impairment charges (2)	618	77,858	24,317	5,635	—
Depreciation and amortization	60,390	61,374	66,483	68,969	70,236
Insurance recoveries	—	(289)	—	—	—
Income from unconsolidated affiliates	5,361	4,321	4,781	5,021	4,548
Non-operating items for Kansas JV	1,294	1,296	1,310	1,309	1,951
Adjusted EBITDA	$242,546	$199,081	$225,218	$227,404	$227,445
Master Lease payments	(115,874)	(114,532)	(114,489)	(113,968)	(112,450)
Adjusted EBITDA, after Master Lease payments	$126,672	$84,549	$110,729	$113,436	$114,995

(1)         March 31, 2017 figures include debt extinguishment and financing charges of $25.1 million.

(2)         Impairment charges of $48.5 million, $6.3 million and $5.6 million for the three months ended December 31, 2017, September 30, 2017 and June 30, 2017, respectively, were recorded against the Company’s loan to the Jamul Tribe.  Goodwill impairment charges of $18.0 million were also recorded for the three months ended September 30, 2017.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended March 31, 2018

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$115,691	$35,886	$65,517	$(44,960)	$172,134
Charge for stock compensation	—	—	—	2,929	2,929
Impairment losses	—	—	—	618	618
Depreciation and amortization	15,172	9,157	8,486	27,575	60,390
Loss (gain) on disposal of assets	42	6	13	(6)	55
Contingent purchase price	1,102	—	32	—	1,134
Cash-settled stock award variance	—	—	—	(7,462)	(7,462)
Pre-opening and significant transaction costs	—	—	—	6,093	6,093
Income (loss) from unconsolidated affiliates	—	—	5,813	(452)	5,361
Non-operating items for Kansas JV	—	—	1,294	—	1,294
Adjusted EBITDA	$132,007	$45,049	$81,155	$(15,665)	$242,546

Three Months Ended March 31, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$102,633	$27,118	$61,529	$(50,993)	$140,287
Charge for stock compensation	—	—	—	2,173	2,173
Depreciation and amortization	23,023	9,218	9,671	28,324	70,236
Loss (gain) on disposal of assets	14	5	(58)	(6)	(45)
Contingent purchase price	904	—	9	1,647	2,560
Cash-settled stock award variance	—	—	—	5,164	5,164
Pre-opening and significant transaction costs	—	—	—	571	571
Income from unconsolidated affiliates	—	—	5,004	(456)	4,548
Non-operating items for Kansas JV	—	—	1,951	—	1,951
Adjusted EBITDA	$126,574	$36,341	$78,106	$(13,576)	$227,445

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2018	2017

Revenues
Gaming (1)	$654,494	$661,256
Food, beverage, hotel and other (1)	130,969	147,741
Management service and licensing fees	2,438	2,327
Reimbursable management costs (1)	28,184	6,758
Revenues	816,085	818,082
Less promotional allowances (1)	—	(41,858)
Net revenues	816,085	776,224

Operating expenses
Gaming (1)	340,516	332,053
Food, beverage, hotel and other (1)	92,980	101,075
General and administrative	121,263	125,815
Depreciation and amortization	60,390	70,236
Reimbursable management costs (1)	28,184	6,758
Impairment charges	618	—
Total operating expenses	643,951	635,937
Income from operations	172,134	140,287

Other income (expenses)
Interest expense	(115,740)	(114,996)
Interest income	249	2,646
Income from unconsolidated affiliates	5,361	4,548
Loss on early extinguishment of debt	(882)	(23,390)
Other	4	(1,793)
Total other expenses	(111,008)	(132,985)

Income from operations before income taxes	61,126	7,302
Income tax provision	15,689	2,198
Net income	$45,437	$5,104

Earnings per common share:
Basic earnings per common share	$0.50	$0.06
Diluted earnings per common share	$0.48	$0.06

Weighted-average common shares outstanding:
Basic	91,191	90,751
Diluted	94,650	91,917

(1)         Penn adopted Accounting Standards Codification (ASC) No. 606 “Revenue from Contracts with Customers” on January 1, 2018 using the modified retrospective method which impacts the comparability of these line items.  See the following page of this release for further details.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

First Quarter 2018 Impact of Adopting New Revenue Standard

	Three Month Period Ended March 31, 2018 As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher / (Lower)

Revenues
Gaming (1), (2)	$654,494	$686,714	$(32,220)
Food, beverage, hotel and other (2), (4)	130,969	146,484	(15,515)
Management service and license fees	2,438	2,438	—
Reimbursable management costs (3)	28,184	6,340	21,844
Revenues	816,085	841,976	(25,891)
Less: promotional allowances (2)	—	(40,263)	40,263
Net revenues	816,085	801,713	14,372

Operating expenses
Gaming (1)	340,516	339,489	1,027
Food, beverage, hotel and other (4)	92,980	101,940	(8,960)
General and administrative	121,263	121,263	—
Reimbursable management costs (3)	28,184	6,340	21,844
Depreciation and amortization	60,390	60,390	—
Impairment losses	618	618	—
Insurance recoveries	—	—	—
Total operating expenses	643,951	630,040	13,911
Income from operations	172,134	171,673	461

(1)         The new revenue standard changed the accounting for loyalty rewards earned by our customers. The Company is now required to defer revenue at the estimated standalone selling price of the loyalty rewards as they are earned by our customers and recognize revenue when the rewards are redeemed.  Prior to the adoption of the new revenue standard, the estimated liability for unredeemed rewards was accrued based on the estimated costs of the service or merchandise to be provided.

(2)         The new revenue standard changed the accounting for promotional allowances.  The Company is no longer permitted to report revenue for goods and services provided to customers for free as an inducement to gamble as gross revenue with a corresponding reduction in promotional allowances to arrive at net revenues (discretionary comps).  The new revenue standard requires complimentaries related to an inducement to gamble to be recorded as a reduction to gaming revenues, and as such promotional allowances are no longer netted on our condensed consolidated statements of income. In addition, the new revenue standard changed the accounting for promotional allowances with respect to non-discretionary complimentaries (i.e. a customer’s redemption of loyalty points).  Under the new revenue standard, the Company is no longer permitted to report revenue for goods and services provided to a customer resulting from loyalty reward redemptions with a corresponding reduction in promotional allowances to arrive at net revenue.  As such, promotional allowances related to a customer’s redemption of loyalty rewards is no longer netted on our condensed consolidated statements of income.

(3)         The new revenue standard changed the accounting for reimbursable costs associated with our management service contract for Casino Rama.  Under the new revenue standard, reimbursable costs,

which primarily consist of payroll costs, must be recognized as revenue on a gross basis, with an offsetting amount charged to reimbursable management costs within operating expenses.  Prior to the adoption of the new revenue standard, we recorded these reimbursable amounts on a net basis, and as such they were not recorded in revenues or operating expenses.

(4)         The new revenue standard changed the accounting for racing revenues.  Under the new revenue standard, we are not the controlling entity to the arrangement(s), but rather function as an agent to the pari-mutuel pool.  As such, fees and obligations related to the Company’s share of purse funding requirements, simulcasting fees, tote fees, certain pari-mutuel taxes and other fees directly related to our racing operations must be reported on a net basis and included as a deduction to food, beverage, hotel and other revenue. Prior to the adoption of the new revenue standard, we recorded these fees and obligations in food, beverage, hotel and other expense.

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Cash and cash equivalents	$217,997	$277,953	$264,907	$224,399	$259,488

Bank debt	$688,251	$730,788	$798,608	$812,002	$896,439
Notes	399,270	399,249	399,229	399,208	399,227
Other long term obligations (1)	112,124	120,200	120,855	127,488	127,437
Total Traditional debt	$1,199,645	$1,250,237	$1,318,692	$1,338,698	$1,423,103

Traditional net debt	$981,648	$972,284	$1,053,785	$1,114,299	$1,163,615

(1)         Other long-term obligations at March 31, 2018 include $98.4 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $13.2 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

The Company’s definition of adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three months ended March 31, 2018 and 2017.

	Three Months Ended March 31,
	2018	2017

Cash flow distributions	$6,500	$5,750

The table below summarizes certain cash expenditures incurred by the Company during the periods presented in this earnings release.

	Three Months Ended March 31,
	2018	2017

Master Lease rental payments	$115,874	$112,450
Cash income tax (refunds)/payments	2,233	(9,303)
Cash interest expense on traditional debt	22,193	16,580
Maintenance capital expenditures	10,602	10,978

Share Repurchase Program

Reflecting the repurchase of 1,264,149 common shares for $24,770,470 in the twelve month period ended December 31, 2017, Penn National has the authority to repurchase up to an additional $75.2 million of its common shares by February 2019.

Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA and adjusted EBITDA after Master Lease payments are used by management as important measures of the Company’s operating performance.

We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, preopening and significant transaction costs and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation.

During the first quarter of 2018, we changed the definition of Adjusted EBITDA to exclude preopening costs, significant transaction costs and the variance between our budgeted and actual costs incurred on cash-settled stock based awards which are required to be marked to market each reporting period.  We determined to exclude preopening costs and significant transaction costs to more closely align the Company’s calculation of Adjusted EBITDA with our competitors.  Preopening costs and significant transaction costs are also excluded from adjusted EBITDA for bonus calculation purposes.  We have excluded the favorable or unfavorable difference between the budgeted expense and actual expense for our cash-settled stock-based awards as it is non-operational in nature. Additionally, this variance is excluded from adjusted EBITDA for bonus calculation purposes. In connection with the change to the definition of Adjusted EBITDA, we reclassified our prior period results to conform to the current period presentation.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA as an important measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

Adjusted EBITDA after Master Lease payments is a measure we believe provides useful information to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Master Lease payments to GLPI. In addition, adjusted EBITDA after Master Lease payments is the metric that our executive management team is measured against for incentive based compensation purposes.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 303/223-4398. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. At March 31, 2018, the Company operated twenty-nine facilities in seventeen jurisdictions, including California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada. At March 31, 2018, in aggregate, Penn National Gaming operated approximately 36,100 gaming machines, 810 table games and 4,800 hotel rooms.  The Company also offers social online gaming through its Penn Interactive Ventures division.

Important Additional Information

In connection with the proposed transaction, on February 8, 2018, Penn filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that contains a joint proxy statement of Penn and Pinnacle and also constitutes a prospectus of Penn (the “joint proxy statement/prospectus”).  The registration statement was declared effective by the SEC on February 28, 2018 and Penn and Pinnacle commenced mailing the definitive joint proxy statement/prospectus to their respective shareholders and stockholders on February 28, 2018.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Shareholders of Penn and stockholders of Pinnacle are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed or that will be filed with the SEC, as well as any amendments or supplements to those documents, because they contain or will contain important information. Investors may obtain a free copy of the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about Penn and Pinnacle, without charge, at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Penn can be obtained, without charge, by directing a request to Justin Sebastiano, Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Tel. No. (610) 401-2029. Copies of the documents filed with the SEC by Pinnacle can be obtained, without charge, by directing a request to Vincent Zahn, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Tel. No. (702) 541-7777.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition;  expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations relative to margin improvement initiatives; our expectations regarding economic and consumer conditions; and our expectations for the continued availability and cost of capital.  As a result, actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities or the award of additional gaming licenses proximate to our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and to continue to ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the impact of weather; changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; factors which may cause the Company to curtail or suspend the share repurchase program; as well as the risks associated with the pending transition and termination of our management, license and development agreements; with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our social and other interactive gaming endeavors, risks related to the social gaming industry, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative new games that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to recent acquisitions of additional assets and the integration of such acquisitions, potential changes in the VGT laws, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; with respect to our proposed Pennsylvania casinos in York and Berks or Lancaster Counties, risks related to ongoing litigation surrounding Pennsylvania’s gaming legislation and the ultimate location of other gaming facilities in the state; risks related to the acquisition of Pinnacle by Penn National and the integration of the businesses and assets to be acquired; the possibility that the proposed transaction does not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the risk that the financing required to fund the transaction is not obtained on the terms anticipated or at all; the possibility that the Boyd Gaming Corporation and/or GLPI deals do not close in a timely fashion or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; potential litigation challenging the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; the possibility that the anticipated divestitures are not completed in the anticipated timeframe or at all; the possibility that additional divestitures may be required; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; litigation relating to the transaction; risks associated with increased leverage from the transaction; with respect to our management contract at Casino Rama, risks relating to the near term transition of management of this facility to a newly selected operator; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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